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                                                                   EXHIBIT 10.14
[ComStar Logo]


July 1, 1998

James Cary Howell
Edward N. Landa
ComStar Communications, Inc.
2812 Spring Road, Suite 210
Atlanta, GA 30339

Re: Letter Agreement

Dear Cary and Ed:

       As we have discussed, banking officials at the First National Bank of Commerce ("First National") have refused to grant a loan to ComStar Communications, Inc. ("ComStar") which would permit it to purchase the assets of Athens, Georgia ISP. It was explained to us that the bank does not provide loans to "Start-up", that is, new businesses that are still losing money.

       It was further suggested to us that First National would make a loan to myself and James L. Bruce, Jr. personally with the understanding that the proceeds of the loan would be for the purpose of purchasing the assets of the Athens, Georgia ISP. Since such a loan would still be linked to ComStar, Jim Bruce and I will still have to provide substantial collateral to guarantee the loan.

       You two have verbally approved such a plan, and the purpose of this Letter Agreement is to provide a written record of the transaction. Jim Bruce and I will borrow the sum of Three Hundred Eighty-three thousand nine hundred ten dollars ($383,910.00) from First National and provide the necessary personal guarantees of repayment as well as substantial collateral to secure the loan. The money will be placed in ComStar's bank account for the purpose of issuing appropriate checks to the owners of the Athens, Georgia ISP.

       By this Letter Agreement, all stockholders of ComStar agree that the amount of $383,910.00 will be placed on the books of account of ComStar as a loan made to the corporation by Sam F. Dayton, James L. Bruce, Jr., and dB Telecom Technologies, Inc. (the latter if suggested by the financial advisors of Sam F. Dayton, James L. Bruce, Jr. and dB Telecom Technologies, Inc.).

       By this Letter Agreement, all stockholders further ratify previous loans made to ComStar by Sam F. Dayton, James L. Bruce, Jr. and dB Telecom Technologies, Inc. and direct that the current amount of $383,910.00 be added to the overall debts which are payable to Sam F. Dayton, James L. Bruce, Jr., and dB Telecom Technologies, Inc. Debts owned by ComStar to Sam F. Dayton and James L., Bruce, Jr. shall, in the aggregate be equal. All provisions of previous loan agreements which have been agreed to by the stockholders are incorporated into this Letter Agreement by reference and shall be construed as being integral to its construction.

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2812 Spring Road * Suite 210 * Atlanta, Georgia 30339 USA * Phone: 770.333.8779 * Fax: 770.333.8578
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Page 2. Letter Agreement dated July 1, 1998. ComStar/Dayton, Bruce, dB Telecom
Technologies.

       It is further agreed among the parties to this Letter Agreement that debt service including principal, interest, fees and taxes on this loan shall be paid promptly by ComStar to First National and that Sam F. Dayton, James L. Bruce, Jr., and dB Telecom Technologies, Inc. shall be indemnified and held harmless, including the provision by ComStar of any legal expenses incurred by Sam F. Dayton, James L. Bruce, Jr. and dB Telecom Technologies, Inc., as a result of any adverse consequences should the loan not be serviced in a timely manner. It is understood by all parties to this Letter Agreement that the actions of Sam F. Dayton, James L. Bruce, Jr., and dB Telecom Technologies, Inc. are gratuitous in nature, and are not required by any ComStar policy or Bylaw.


Sincerely,


/s/ Sam F. Dayton

For Sam F. Dayton and James L. Bruce, Jr.
Same F. Dayton, Ph.D.
President and Stockholder
ComStar Communications, Inc.


Agreed to and accepted this 1st day of July, 1998.



/s/ James C. Howell                /s/ Edward N. Landa
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James Cary Howell, CEO/Stockholder Edward N. Landa, VP and Secretary/Stockholder